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February  27, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

This opinion is given in connection with the filing by Chubb Investment Funds, Inc., a Maryland corporation (the "Company"), of a notice pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") under the Investment Company Act of 1940 (the "1940 Act"). In its Registration Statement on Form N1-A (File Nos. 33-14737 and 811-
5155) ("Registration Statement"), filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, the Company registered an indefinite number or amount of securities and undertook to file a Rule 24f-2 Notice within six months of its December 31 fiscal year end.

I have examined the Fund's Articles of Incorporation, as amended and restated; its By-Laws, as amended; its Board of Directors resolutions; the Notification of Registration on Form N-8A filed with the Commission under the 1940 Act; the Registration Statement as originally filed with Commission under the 1933 Act and 1940 Act on the same date; all pre-effective and post-effective amendments to the Registration Statement under the 1933 Act and 1940 Act as filed with the Commission; and such corporate and other records, certificates, documents and statutes that I have deemed relevant in order to render the opinion expressed herein.

Based on such examination, I am of the opinion that all shares of the Chubb Investment Funds, Inc. the registration of which this 24f-2 Notice makes definite in number, were legally issued, fully paid, and nonassessable.

Sincerely,



Thomas H. Elwood
Assistant Counsel

THE/emb